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                                                                     EXHIBIT 8.1
                   [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]


                               November 17, 1999




(213) 229-7000                                                    C  72711-00023


PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California 94588

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to PeopleSoft, Inc., a Delaware corporation ("Parent"), in connection with the preparation and execution of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 11, 1999, by and among Parent, Vickers Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and The Vantive Corporation, a Delaware corporation ("Company"). Pursuant to the Merger Agreement, Sub will merge with and into Company (the "Merger"), and Company will become a wholly owned subsidiary of Parent. At your request, we have examined the form of Registration Statement on Form S-4 of even date herewith to be filed by Parent with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Registration Statement") on the date hereof.

        You have requested our opinion regarding the accuracy of the discussion of federal income tax matters included in the Registration Statement under the caption "Material Federal Income Tax Consequences".

        In connection with rendering this opinion, we have assumed and relied upon (without any independent investigation):

        1. The truth and accuracy of the statements, covenants, representations and



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PeopleSoft, Inc.
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November 17, 1999


warranties contained in the Merger Agreement, in the representations received from Parent, Sub and Company (the "Tax Representation Letters") that have been provided to us and that were issued in support of this opinion, and in the Registration Statement and other documents related to Parent, Sub and Company as we have deemed necessary or appropriate for purposes of issuing this opinion;

        2. consummation of the Merger in accordance with the Merger Agreement, without any waiver, breach or amendment of any material provisions of the Merger Agreement, the effectiveness of the Merger under applicable state law, and the performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provisions thereof;

        3. the accuracy of any representation or statement made "to the knowledge of" or similarly qualified without such qualification, and as to all matters in which a person or entity is making a representation, that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement inconsistent with such representation, and there is no such plan, intention, understanding, or agreement inconsistent with such representation;

        4. the reporting of the Merger as a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by Parent and Company in their respective federal income returns; and

        5. the authenticity of original documents (including signatures), conformity to the originals of documents submitted to us as copies, and due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

        Based upon the foregoing, it is our opinion that the discussion in the Joint Proxy Statement/Prospectus, which forms part of the Registration Statement, under the caption "Material Federal Income Tax Consequences," to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is accurate in all material respects.

        This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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PeopleSoft, Inc.
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November 17, 1999


Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with the Merger.

        This opinion is rendered only to you and is solely for your benefit in connection with filing the Registration Statement with the SEC. This opinion may not be relied upon for any other purpose or by any other person or entity, and may not be furnished to, quoted to or by or relied upon by any other person or entity, without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Material Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,


                                            /s/ Gibson, Dunn & Crutcher LLP

                                            Gibson, Dunn & Crutcher LLP